M. H. Meyerson & Co., Inc.

                            Exhibit 11

                 Statement of Earnings Per Share

The earnings per share during the periods presented were calculated as follows:


Three months ended April 30, 1998

Shares outstanding during the three months ended April 30, 1998:

5,047,835 shares from 2/1/98 to 2/25/98     25 days   126,195,875
5,055,335 shares from 2/26/98 to 4/30/98    64 days   323,541,440
                                         89 days   449,737,315

449,737,315 / 89 days = 5,053,228 weighted average shares outstanding.

Equivalent shares using the modified treasury stock method

Shares assumed sold:       211,000       $1.00      $211,000
                           205,000       $1.10       225,500
Shares assumed purchased: (218,250)      $2.00      (436,500)
Total:                     197,750                         0

Total weighted average outstanding shares: 5,250,978
Net income - three months ended April 30, 1998 = $266,025.10
$266,025.10 / 5,250,978 = $0.05 earnings per diluted share.


Three months ended April 30, 1997

Shares outstanding during the three months ended April 30, 1997:

4,993,335 shares from 2/1/97 to 2/12/97   12 days   59,920,020
4,995,335 shares from 2/13/97 to 2/27/97  15 days   74,930,025
5,000,335 shares from 2/28/97 to 4/1/97   33 days  165,011,055
5,030,335 shares from 4/2/97 to 4/30/97   29 days  145,879,715
                                          89 days  445,740,815

445,740,815 / 89 days = 5,008,324 weigted average shares outstanding. Calculation of equivalent shares would be anti-dilutive.